FRONT PORCH DIGITAL CONSOLIDATES MANAGEMENT POSITIONS INTERNALLY

MOUNT LAUREL, NJ, March 1, 2002 - Front Porch Digital Inc. (the "Company") (OTC Bulletin Board: FPDI), today announced the termination of its consulting agreement with the Armand Group, Inc. Under this agreement, Mr. Timothy M. Petry, a principal shareholder in the Armand Group, had been serving as Chief Financial Officer and Chief Operating Officer. The current Controller of the Company, Kenneth A. Lynch, has assumed all financial responsibilities while Mr. Petry's remaining operational duties will be absorbed by the internal management team.

In his capacity as a consultant to the Company, Mr. Petry has served the Company since June 2000.

"The consulting agreement with Armand Group was created to provide Front Porch Digital with top-level management until we could internalize these functions," said Don Maggi, Chief Executive Officer of Front Porch Digital. "We are now confident that we have the management and personnel in place to enable us to handle these functions internally. In addition, the termination of this consulting agreement allows us to reduce costs and focus our resources on sales and product development."

The Company also announced the resignation of Jean Reiczyk, Thomas Sweeney, Robert Kocol and Timothy Petry from the Board of Directors. None of these Directors had any disagreement with the Company on any matter relating to the Company's operations, policies or practices. Replacements for these Directors have not been identified.


ABOUT FRONT PORCH DIGITAL

Front Porch Digital Inc. (www.fpdigital.com) is transforming the digital world by developing unique software and services that convert audio, video, images, text, and data into digital formats that enable searching, browsing, editing, storage, and on-demand delivery of content in nearly any other digital format through a single capture. To join Front Porch Digital's investor e-mail list, please complete the form found at http://www.fpdigital.com/html/e-mail_notification.html.

CONTACTS

Fran Hetherington, Front Porch Digital at (856) 439-9950, Ext. 11, or fran.hetherington@fpdigital.com.